UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. 2)
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Alsius Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Alsius Corporation
15770 Laguna Canyon Road, Suite 150
Irvine, California 92618
(949) 453-0150

May 30, 2008
Dear Stockholder:

You are cordially invited to attend our 2008 Annual Meeting of Stockholders (the “Annual Meeting”). The Annual Meeting will be held at 9:00 a.m., Pacific Time, on Wednesday, July 16, 2008, at the company's offices, 15770 Laguna Canyon Road, Suite 150, Irvine, California, 92618.

The formal notice of the Annual Meeting and the Proxy Statement have been made a part of this invitation.

Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the Annual Meeting. After reading the Proxy Statement, please promptly vote and submit your proxy by dating, signing and returning the enclosed proxy card in the enclosed postage-prepaid envelope. Your shares cannot be voted unless you submit your proxy or attend the Annual Meeting in person.

We have also enclosed a copy of our 2007 Annual Report.

We look forward to seeing you at the meeting.

Sincerely, /s/ Paul A. Brooke Paul A. Brooke Chairman of the Board

Alsius Corporation

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on Wednesday, July 16, 2008

To our Stockholders:

Alsius Corporation, a Delaware corporation (the "Company"), will hold its Annual Meeting of Stockholders (the “Annual Meeting”) at 9:00 a.m., Pacific Time, on Wednesday, July 16, 2008, at the Company's offices, 15770 Laguna Canyon Road, Suite 150, Irvine, California, 92618.

We are holding this meeting:

•	to elect two directors to serve until the 2011 Annual Meeting;

•	to ratify the appointment of Deloitte & Touche, LLP as the Company's independent registered public accounting firm; and

•	to transact such other business as may properly come before the Annual Meeting and any adjournments or postponements of the meeting.

 Only stockholders of record at the close of business on May 30, 2008, will be entitled to notice of and to vote at this meeting and any adjournments or postponements of the meeting. For ten days prior to the meeting, a complete list of stockholders entitled to vote at the meeting will be available from the Company's Secretary, at the Company's offices in Irvine, California.

It is important that your shares are represented at this meeting. Even if you plan to attend the meeting, we ask that you promptly vote by dating, signing and returning the enclosed proxy card. This will not limit your rights to attend or vote at the meeting.

By Order of the Board of Directors, /s/ Paul A. Brooke Paul A. Brooke Chairman of the Board

May 30, 2008

Alsius Corporation

PROXY STATEMENT FOR 2008

ANNUAL MEETING OF STOCKHOLDERS
Information Concerning Voting And Solicitation

 This Proxy Statement is being furnished to you in connection with the solicitation by the Board of Directors of Alsius Corporation, a Delaware corporation (“Alsius,” the “Company,” “we,” “our” or “us”), of proxies to be used at the 2008 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the Company's offices, 15770 Laguna Canyon Road, Suite 150, Irvine, California, 92618, at 9:00 a.m., Pacific Time, on Wednesday, July 16, 2008, and at any adjournments or postponements thereof. This Proxy Statement and the accompanying form of proxy card will be mailed to stockholders on or about June 7, 2008.

 Appointment of Proxy Holders

The Board of Directors asks you to appoint William Worthen, President and Chief Executive Officer, and Brett Scott, Chief Financial Officer, as your proxy holders to vote your shares at the 2008 Annual Meeting of Stockholders. You make this appointment by voting the enclosed proxy card using one of the voting methods described below.

If appointed by you, the proxy holders will vote your shares as you direct on the matters described in this Proxy Statement. In the absence of your direction, they will vote your shares as recommended by the Board.

Unless you otherwise indicate on the proxy card, you also authorize your proxy holders to vote your shares on any matters not known by the Board at the time this Proxy Statement was printed and which, under our Bylaws, may be properly presented for action at the Annual Meeting.

Who Can Vote

Only stockholders who owned shares of our common stock at the close of business on May 30, 2008, the record date for the Annual Meeting, can vote at the meeting (“stockholders of record”).  As of the close of business on May 30, 2008, we had 21,076,134 shares of common stock outstanding and entitled to vote. Each holder of common stock will be entitled to one vote for each share held as of May 30, 2008. There is no cumulative voting. If you are a stockholder of record on May 30, 2008, you (or your duly appointed proxy holder) are entitled to attend the meeting.

If you wish to attend the meeting, please bring (or have your representative bring) the admittance card, located on the lower portion of the enclosed proxy card.  If you do not have an admittance card with you, you will be admitted upon showing identification and verification of Alsius stock ownership, such as a brokerage statement.  If you are sending someone to represent you, that individual will also need to produce a letter or similar evidence that he or she is authorized to act for you.

How You Can Vote

You may vote your shares at the Annual Meeting either in person or by mail as described below. Stockholders holding shares through a bank or broker should follow the voting instructions on the proxy card provided to you.

Voting by Mail.  You may vote by proxy by dating, signing and returning your proxy card in the enclosed postage-paid envelope. Giving a proxy will not affect your right to vote your shares if you attend the Annual Meeting and want to vote in person.

Voting at the Annual Meeting.  You may attend the Annual Meeting and vote in person. Voting your proxy card by mail will not limit your right to vote at the Annual Meeting. If you decide to attend in person and vote, your vote at the meeting will supersede your prior vote by mail. The Board recommends that you vote by mail as it is not practical for most stockholders to attend the Annual Meeting. If you hold shares through a bank or broker, you must obtain a proxy from the bank or broker to be able to vote at the Annual Meeting.

Street Name Stockholders.  Persons who own stock through brokers, trustees, plans or in “street name” and not directly through ownership of stock certificates are considered beneficial owners. Beneficial owners of record on May 30, 2008 can obtain admittance cards only at the stockholder’s registration desk by presenting evidence of common stock ownership. This evidence could be a proxy from the institution that is the record holder of the stock or your most recent bank or brokerage firm account statement that includes the record date, along with proper identification.

If you submit your proxy, but do not mark your voting preference, the proxy holders will vote your shares FOR the election of the nominees for directors, and FOR the ratification of the appointment of the independent registered public accounting firm.

Revocation of Proxies

Stockholders can revoke their proxies at any time before they are exercised in any of three ways:

•	by voting in person at the Annual Meeting;

•	by submitting written notice of revocation to Alsius’s Secretary prior to the Annual Meeting; or

•	by submitting a substitute proxy of a later date that is properly executed on or before the time of the Annual Meeting.

Required Vote

Directors are elected by a plurality vote, which means that the nominee or nominees receiving the most affirmative votes will be elected. All other matters submitted for stockholder approval require the affirmative vote of the majority of shares present in person or represented by proxy and entitled to vote.

A quorum, which is a majority of the outstanding shares as of May 30, 2008, must be present to hold the Annual Meeting. A quorum is calculated based on the number of shares represented by the stockholders attending in person and by their proxy holders. As of the close of business on May 30, 2008, the record date for determining shareholders entitled to vote at the Annual Meeting, there were 21,076,134 shares of common stock issued and outstanding.

Abstentions and Broker Non-Votes

If you indicate an abstention as your voting preference, your shares will be counted toward a quorum but they will not be voted on the matter from which you abstained. Consequently, your abstention will have the same effect as a vote against such matter.

If a broker indicates on the enclosed proxy card or its substitute that such broker does not have discretionary authority to vote on a particular matter (broker non-votes), those shares will be considered as present for purposes of determining the presence of a quorum but will not be treated as shares entitled to vote on that matter.

Solicitation of Proxies

Alsius will pay the cost of printing and mailing proxy materials. In addition to the solicitation of proxies by mail, solicitation may be made by our directors, officers and other employees by personal interview, telephone or facsimile. No additional compensation will be paid to these persons for solicitation. We will reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation materials to non-objecting beneficial owners of our common stock.

IMPORTANT

Please promptly vote and submit your proxy by signing, dating and returning the enclosed proxy card in the postage-prepaid return envelope so that your shares can be voted. This will not limit your rights to attend or vote at the Annual Meeting.

Proposal 1:
Election of Directors

 Directors and Nominees

Our Board of Directors is divided into three classes: Class A, Class B and Class C. The members of each class of directors serve staggered three-year terms:

•
Our Class A directors are Paul A. Brooke and Jack W. Lasersohn, and their terms will expire at the Annual Meeting to be held on July 16, 2008. Messrs. Brooke and Lasersohn are standing for re-election at the current Annual Meeting.

•
Our Class B directors are Wende S. Hutton and Kurt C. Wheeler, and their terms will expire at the Annual Meeting to be held in 2009. They are therefore not up for election at the current Annual Meeting.

•
Our Class C directors are Eric M. Hecht, Gregory D. Waller and William J. Worthen, and their terms will expire at the Annual Meeting to be held in 2010. They are therefore not up for election at the current Annual Meeting.

Messrs. Brooke and Lasersohn have been nominated for election at the Annual Meeting to serve until the Annual Meeting to be held in 2011 and until their respective successors are elected and qualified. If any nominee is unable or declines to serve as director at the time of the Annual Meeting, an event not now anticipated, proxies will be voted for any nominee designated by the Nominating and Corporate Governance Committee to fill the vacancy.

Messrs. Brooke and Lasersohn, the Board of Directors’ nominees who are standing for election, were selected pursuant to the unanimous vote of the Board, following the recommendation of the Board's Nominating and Corporate Governance Committee. Messrs. Brooke and Lasersohn abstained from such vote.  Certain biographical information about Messrs. Brooke and Lasersohn and the process for selecting them are set forth below.

There are no family relationships among any of our directors or executive officers.

Biographical Information of the Director Nominees

Paul A. Brooke has served as Chairman of our board of directors since the acquisition of Alsius by Ithaka Acquisition Corp. in June 2007. Mr. Brooke was Chairman and Chief Executive Officer of Ithaka, a special purpose acquisition corporation that he helped found in early 2005.  From the fall of 1997 to the winter of 2006, Mr. Brooke was a venture partner of MPM Capital, a healthcare-focused venture capital firm. From March 1983 to March 1999, he was Global Head of Healthcare Research and Strategy at Morgan Stanley, and has been a senior advisor to Morgan Stanley since April 2000.   Mr. Brooke is on the board of directors of three other healthcare companies listed on the Nasdaq stock market: HLTH Corporation, Incyte Corporation and ViroPharma, Inc.  Mr. Brooke received a B.A., cum laude, from Columbia College and an M.A. from Columbia University.

Jack W. Lasersohn has served as a member of our board of directors since March 1999. Mr. Lasersohn has been a general partner of The Vertical Group, a healthcare-focused venture capital firm, since January 1988. Mr. Lasersohn serves on the board of directors of Masimo Corporation., a Nasdaq-listed medical technology company, as well as on the boards of directors of a number of privately held medical device and biotechnology companies. Mr. Lasersohn earned a B.S.  in physics from Tufts University, an M.A. from The Fletcher School of Law and Diplomacy and a J.D. from Yale Law School.

Vote Required

The two nominees for Class A directors receiving the highest number of affirmative votes will be elected as Class A directors. Unless marked to the contrary, proxies received will be voted “FOR” the nominee.

Your Board of Directors recommends a vote FOR the election of the nominees set forth above as Class A directors of Alsius.

Executive Officers and Directors

The following table shows information about our executive officers and directors:

Name	Age	Position(s)
Paul Brooke	61	Chairman of the Board
William Worthen	47	President and Chief Executive Officer
Brett Scott	57	Chief Financial Officer
Kenneth Collins(1)	49	Executive Vice President of Regulatory, Clinical, Quality Assurance and Research and Development
H. Michael Ameli	65	Vice President, Manufacturing
John Riolo	47	Vice President of Regulatory, Clinical and Quality Assurance
Suzanne Winter	45	Vice President, Worldwide Sales and Marketing
Eric Hecht	47	Director
Wende Hutton (2)(3)	48	Director
Jack Lasersohn (2)(4)	55	Director
Gregory Waller (2)(3)	58	Director
Kurt Wheeler (3)(4)	55	Director

(1)	Dr. Collins plans to retire from the Company effective July 2, 2008.
(2)	Member of the Audit Committee.
(3)	Member of the Compensation Committee.
(4)	Member of the Nominating and Corporate Governance Committee.

Paul A. Brooke has served as Chairman of our board of directors since the acquisition of Alsius by Ithaka Acquisition Corp. in June 2007. Mr. Brooke was Chairman and Chief Executive Officer of Ithaka, a special purpose acquisition corporation that he helped found in early 2005.  From the fall of 1997 to the winter of 2006, Mr. Brooke was a venture partner of MPM Capital, a healthcare-focused venture capital firm. From March 1983 to March 1999, he was Global Head of Healthcare Research and Strategy at Morgan Stanley, and has been a senior advisor to Morgan Stanley since April 2000.   Mr. Brooke is on the board of directors of three other healthcare companies listed on the Nasdaq stock market: HLTH Corporation, Incyte Corporation and ViroPharma, Inc.  Mr. Brooke received a B.A., cum laude, from Columbia College and an M.A. from Columbia University.

William J. Worthen has been Alsius’s President and Chief Executive Officer since March 1997 and has served as one of Alsius's directors since 2006. From August 1992 until February 1997, he served as President and Chief Executive Officer and a member of the board of directors of Neuro Navigational Corporation, a publicly traded medical device company focused on minimally-invasive neuro surgery, which was sold to Ballard Medical Products. Mr. Worthen’s prior experience includes sales and marketing management positions at several cardiovascular products companies, including American Hospital Supply’s Edwards Laboratories division (now Edwards Lifesciences). Mr. Worthen earned a B.S. from San Diego State University.

Brett L. Scott has been Alsius’s Chief Financial Officer since January 2006 and was a consultant to Alsius from February 2005 to January 2006. From September 2001 until March 2005, he served as Chief Financial Officer of Irvine Biomedical, Inc., a privately held medical device company focused on electrophysiology catheters which was sold to St. Jude Medical, Inc. From October 1997 until February 2001, he was Chief Financial Officer of Cardiac Science, Inc., a publicly traded medical device company focused on cardiovascular devices. Mr. Scott is a certified public accountant and earned a B.S. from the University of Southern California.

Kenneth A. Collins, M.B.B.S., has been Alsius’s Executive Vice President of Regulatory, Clinical, Quality Assurance and Research and Development since October 2003. From January 2001 until September 2003, Dr. Collins served as Alsius’s Vice President of Clinical, Quality and Regulatory Affairs. From February 1998 until November 2000, he held senior management and consulting positions at Boston Scientific Corporation, a publicly traded diversified medical device company. Dr. Collins earned an M.B.B.S. from Sydney University Medical School and an MBE from University of New South Wales.

John Riolo has been Alsius's Executive Vice President of Regulatory, Clinical and Quality Assurance since March 2008.  Mr. Riolo has twenty-three years of experience in regulatory affairs, quality assurance and engineering, most recently as Vice President of Quality Assurance, from 2005 to 2008, at DexCom, Inc., which develops glucose monitoring technologies for diabetes.

H. Michael Ameli has been Alsius’s Vice President, Manufacturing since January 2001. >From January 1997 until December 2000, he served as a director of operations in charge of catheter manufacturing for Medtronic Corporation, a publicly traded diversified medical device company. Mr. Ameli earned a B.S. from California State Polytechnic University, Pomona and an M.B.A. from California State University, Long Beach.

Suzanne C. Winter has been Alsius’s Vice President, Worldwide Sales and Marketing since November 2004. From November 1998 until October 2004, she served as our Vice President of Marketing and International Sales. From November 1991 until October 1998, she was a Business Unit Director for Toshiba America Medical Systems, Inc. Ms. Winter earned a B.Sc. from St. Lawrence University in New York and an M.B.A. from Harvard Business School.

Eric M. Hecht has served as one of our directors since the acquisition of Alsius in June 2007 by Ithaka Acquisition Corp., a special purpose acquisition corporation he helped found with our Chairman, Paul Brooke. Since January 2003, Dr. Hecht has served as Chief Executive Officer of Potomac Pharma, Inc., a private specialty pharmaceutical company. From January 1997 to December 2002, he served as a senior research analyst for Merrill Lynch and from September 1992 to December 1996, he served as a senior research analyst for Morgan Stanley. While at Merrill Lynch and Morgan Stanley, Dr. Hecht focused on biotechnology companies. Dr. Hecht received a B.S. from Touro College and an M.D. from the Albert Einstein College of Medicine.

Wende S. Hutton has served as one of Alsius’s directors since February 2000. Ms. Hutton has been a general partner at Canaan Partners, a venture capital firm, since April 2007. From June 2001 until March 2004, Ms. Hutton was a general partner of Spring Ridge Partners. From January 1993 until June 2001, Ms. Hutton was a general partner of Mayfield Fund. Ms. Hutton serves on the board of directors of Northstar Neuroscience, Inc., a Nasdaq-listed medical technology company, and on the boards of directors of a number of privately held medical device companies. Ms. Hutton earned a B.A. from Stanford University and an M.B.A. from Harvard Business School.

Jack W. Lasersohn has served as one of Alsius’s directors since March 1999. Mr. Lasersohn has been a general partner of The Vertical Group, a venture capital firm, since January 1988. Mr. Lasersohn serves on the board of directors of Kyphon Inc., a Nasdaq-listed medical technology company, as well as on the boards of directors of a number of privately held medical device companies. Mr. Lasersohn earned a B.S. from Tufts University, an M.A. from The Fletcher School of Law and Diplomacy and a J.D. from Yale Law School.

Gregory D. Waller has served as one of Alsius’s directors since March 2006.  From 1992 to November 2000, Mr. Waller served as the Vice President of Finance, Chief Financial Officer and Treasurer of Sybron Dental Specialties, Inc., a publicly traded dental products company which was acquired in May 2006 by Danaher Corporation. Mr. Waller serves on the board of directors, and as Chairman of audit committee, of Endologix, Inc., a publicly traded medical device company. Mr. Waller earned a B.A. and an M.B.A. from California State University, Fullerton.

Kurt C. Wheeler has served as one of Alsius’s directors since September 2003. Mr. Wheeler has been a managing director of Clarus Ventures, a venture capital firm, since February 2005 and has been a general partner of MPM Capital BioVentures Funds II and III since February 2000. Mr. Wheeler serves on the boards of directors of Nasdaq-listed medical technology companies CryoCor, Inc., HemoSense, Inc. and Somaxon Pharmaceuticals, Inc., as well as on the boards of directors of a number of privately held medical device and biopharmaceutical companies. Mr. Wheeler earned a B.A. from Brigham Young University and an M.B.A. from Northwestern University.

Board Meetings

Our Board of Directors held ten meetings in 2007 and took one action by unanimous written consent. All directors attended at least 75% of the meetings of the Board of Directors held during the period for which such directors served on our Board and of the committees on which such directors served. It is the Company’s policy that all members of the Board of Directors attend the Company’s Annual Meeting in person or telephonically, absent exigent circumstances. The non-employee members of our Board of Directors are compensated for their Board service as discussed below in the section “Compensation of Directors.”

Committees of the Board of Directors

Our Board of Directors has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The Board has determined that each director who serves on these committees is “independent,” as that term is defined by listing standards of The NASDAQ Stock Market and Securities and Exchange Commission (SEC) rules.

Audit Committee

The members of the Audit Committee are Gregory Waller (Chairman), Jack Lasersohn and Wende Hutton. The Audit Committee provides assistance to the Board of Directors in fulfilling its legal and fiduciary obligations in matters involving our accounting, auditing, financial reporting, internal control and legal compliance functions by approving the services performed by our independent registered public accounting firm and reviewing their reports regarding our accounting practices and systems of internal accounting controls. The Audit Committee will oversee management’s implementation of the Company’s financial and accounting policies and procedures in compliance with the Sarbanes-Oxley Act of 2002, which the Company is putting in place in 2008. The Audit Committee will oversee the audit efforts of our independent registered public accounting firm and takes those actions it deems necessary to satisfy it that the accounting firm is independent of management.

The Audit Committee held four meetings in 2007. The Audit Committee charter is available on the “Corporate Governance” section of our website at www.alsius.com. The Board of Directors has determined that Mr. Waller, the Chairman of the Audit Committee, is an “Audit Committee financial expert” within the meaning of Item 407(d)(5) of Regulation S-K. See Mr. Waller's biography above for a discussion of his business experience.

Compensation Committee

The members of the Compensation Committee are Kurt Wheeler (Chairman), Wende Hutton and Gregory Waller. The Compensation Committee determines our general compensation policies and the compensation provided to our directors and executive officers, including bonuses. The Compensation Committee does not determine cash compensation for employees below the executive officer level, but provides input on such compensation as requested by executive management. In addition, the Compensation Committee reviews and determines equity-based compensation for our directors, officers and employees, and administers our stock incentive plans.

The Compensation Committee held three meetings in 2007. The Compensation Committee charter is available on the “Corporate Governance” section of our website at www.alsius.com.

Nominating and Corporate Governance Committee

The members of the Nominating and Corporate Governance Committee are Jack Lasersohn (Chairman), and Kurt Wheeler. The Nominating and Corporate Governance Committee makes recommendations to the Board of Directors regarding candidates for directorships and the size and composition of the Board and its committees. In addition, the Nominating and Corporate Governance Committee oversees our corporate governance guidelines, is responsible for director training and evaluation and makes recommendations to the Board concerning corporate governance matters.

The Nominating and Corporate Governance Committee held no meetings in 2007. The Nominating and Corporate Governance Committee charter is available on the “Corporate Governance” section of our website at www.alsius.com.

Director Nominations

The Board of Directors has as an objective that its membership be composed of experienced and dedicated individuals with a diversity of backgrounds, perspectives and skills. The Nominating and Corporate Governance Committee will select candidates for director based on their character, judgment, diversity of experience, business acumen, and ability to act on behalf of all stockholders. The Nominating and Corporate Governance Committee believes that nominees for director should have experience, including management or accounting and finance, or industry and technology knowledge, that may be useful to Alsius and the Board, highest personal and professional ethics, and the willingness and ability to devote sufficient time to effectively carry out his or her duties as a director. The Nominating and Corporate Governance Committee, among other things, intends to assure that at least one member of the Board meets the criteria for an “Audit Committee financial expert” as defined by SEC rules and that a majority of the members of the Board meet the definition of “independent director” under the rules of The NASDAQ Stock Market. The Nominating and Corporate Governance Committee also believes it is appropriate for the Chief Executive Officer to participate as a member of the Board.

Our current Board of Directors membership was determined in connection with the acquisition of Alsius by Ithaka Acquisition Corp. in June 2007.  Following the acquisition, nominees for our Board of Directors will be determined by the Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee identifies nominees first by determining whether the current directors whose term will expire at the Annual Meeting are willing to continue in service. In the event that a director does not wish to continue in service or a vacancy is created on the Board as a result of a resignation, an increase in the size of the Board or other event, the Committee will nominate new candidates for Board membership. Candidates for director may be suggested by the Committee members, by other Board members, by stockholders or by legal or other advisors to the Company. In addition, the Committee may from time to time engage an executive search firm to identify qualified candidates.

In addition, our Bylaws contain provisions that address the process by which a stockholder may nominate an individual to stand for election to the Board of Directors at our Annual Meeting. In order to nominate a candidate for director, a stockholder must give timely notice in writing to Alsius’s Secretary and otherwise comply with the provisions of our Bylaws. To be timely, our Bylaws provide that we must have received the stockholder’s notice not less than 60 days nor more than 90 days prior to the scheduled date of the meeting, provided, however, that in the event that less than 70 days notice or prior public disclosure of the date of the Annual Meeting is given or made to stockholders, notice by the stockholder to be timely must be received no later than the earlier of the close of business on the 10th day following the day on which notice of the date of the scheduled Annual Meeting was mailed or public disclosure of the meeting date was made. Information required by the Bylaws to be in the notice include the name and contact information for the candidate and the person making the nomination, the class, series and number of shares of capital stock beneficially owned by stockholder and other information about the nominee that must be disclosed in proxy solicitations under Section 14 of the Securities Exchange Act of 1934 and the related rules and regulations.

Stockholder nominations must be made in accordance with the procedures outlined in, and include the information required by our Bylaws and must be addressed to: Secretary, Alsius Corporation, 15770 Laguna Canyon Road, Suite 150, Irvine, California 92618. You may obtain a copy of our Bylaws by writing to the Secretary at this address.

Stockholder Communications with the Board of Directors

If you wish to communicate with the Board of Directors, you may send your communication in writing to: Secretary, Alsius Corporation, 15770 Laguna Canyon Road, Suite 150, Irvine, California 92618. You must include your name and address in the written communication and indicate whether you are a stockholder of Alsius. The Secretary will review any communication received from a stockholder, and all material communications from stockholders will be forwarded to the appropriate director or directors or committee of the Board based on the subject matter.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the Board of Directors or the Compensation Committee of any other company that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee. None of our employees or current or former officers is a member of our Compensation Committee.

Code of Ethics

Our Board of Directors has adopted a Code of Ethics that is applicable to our directors, officers and employees. This Code of Ethics is designed to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships. A copy of our Code of Ethics is available on the “Corporate Governance” section of our website at www.alsius.com. We will post any amendments to, or waivers from, our Code of Ethics at that location on our website.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information as of May 22, 2008, as to shares of our common stock beneficially owned by: (i) each person who is known by us to own beneficially more than 5% of our common stock, (ii) each of our Named Executive Officers listed in the Summary Compensation Table, (iii) each of our directors and (iv) all our directors and executive officers as a group. Unless otherwise stated below, the address of each beneficial owner listed on the table is c/o Alsius Corporation, 15770 Laguna Canyon Road, Suite 150, Irvine, California 92618.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

The percentage of common stock beneficially owned is based on 21,076,134 shares outstanding as of May 22, 2008. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days after May 22, 2008. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number	Percentage

5% Stockholders:
Orphan Fund, L.P. (1)	1,384,014	6.6%
Adage Capital Partners, L.P. (2)	1,200,000	5.7%
Brian Taylor (3)	1,250,749	5.9%
Entities affiliated with MPM Asset Management (4)	2,672,568	12.7%
Entities affiliated with Canaan Equity Partners II LLC (5)	1,761,085	8.4%

Directors and Executive Officers:
Paul Brooke (6)	1,270,983	6.0%
William Worthen (7)	187,500	*
Brett Scott (8)	54,125	*
Kenneth Collins (9)	91,000	*
H. Michael Ameli (10)	27,062	*
Suzanne Winter (11)	67,750	*
Eric Hecht (6)	1,245,415	5.9%
Wende Hutton (6) (12)	21,854	*
Jack Lasersohn (6) (13)	417,592	2.0%
Gregory Waller (6)	8,333	*
Kurt Wheeler (6) (14)	2,680,901	12.7%

All directors and executive officers as a group (11 persons)	6,122,515	29.0%

* (1)
Less than 1.0%

The address for Orphan Fund, L.P. is One Ferry Building, Suite 255, San Francisco, CA 94111.  The number of shares set forth in this table is as reported in a Schedule 13G filed by Orphan Fund, L.P. on February 12, 2008, under the Securities Exchange Act of 1934. We have no reason to believe that the information in the Schedule 13G was not complete or accurate or that a statement or an amendment should have been filed thereto and was not.

(2)
The address for Adage Capital Partners, L.P. is 200 Clarendon Street, 52nd Floor, Boston, MA 02116.  The number of shares set forth in this table is as reported in a Schedule 13G/A filed by Adage Capital Partners, L.P. on February 11, 2008, under the Securities Exchange Act of 1934. We have no reason to believe that the information in the Schedule 13G/A was not complete or accurate or that a statement or an amendment should have been filed thereto and was not.

(3)
The address for Brian Taylor is 601 Carlson Parkway, Suite 330, Minnetonka, MN 55305.  The number of shares set forth in this table is as reported in a Schedule 13G filed by Brian Taylor on February 8, 2008, under the Securities Exchange Act of 1934. We have no reason to believe that the information in the Schedule 13G was not complete or accurate or that a statement or an amendment should have been filed thereto and was not.

(4)
The address for MPM Asset Management is 200 Clarendon Street, 52nd Floor, Boston, MA 02116.  The number of shares set forth in this table is as reported in a Schedule 13D filed by MPM Asset Management on June 21, 2007, under the Securities Exchange Act of 1934. We have no reason to believe that the information in the Schedule 13D was not complete or accurate or that a statement or an amendment should have been filed thereto and was not.

(5)
The address for Canaan Equity Partners II LLC is 285 Riverside Avenue, Suite 250, Westport, CT 06880.  The number of shares set forth in this table is as reported in a Schedule 13G filed by Canaan Equity II L.P. on February 11, 2008, under the Securities Exchange Act of 1934.  We have no reason to believe that the information in the Schedule 13G was not complete or accurate or that a statement or an amendment should have been filed thereto and was not.

(6)	Includes options to purchase 8,333 shares of our common stock that are exercisable immediately or within 60 days of May 22, 2008.

(7)	Includes options to purchase 187,500 shares of our common stock that are exercisable within 60 days of May 22, 2008.

(8)	Includes options to purchase 54,125 shares of our common stock that are exercisable within 60 days of May 22, 2008.

(9)	Includes options to purchase 91,000 shares of our common stock that are exercisable within 60 days of May 22, 2008.

(10)	Includes options to purchase 27,062 shares of our common stock that are exercisable within 60 days of May 22, 2008.

(11)	Includes options to purchase 67,750 shares of our common stock that are exercisable within 60 days of May 22, 2008.

(12)
Ms. Hutton’s ownership does not include 1,761,085 shares of common stock held by affiliated Canaan funds as she does not have voting control over those particular funds (although, Ms. Hutton is a general partner with respect to certain other Canaan entities).

(13)	Includes ownership of 409,259 shares of common stock held by affiliated Vertical Group funds over which Mr. Lasersohn has voting control.

(14)	Includes ownership of 2,672,568 shares of common stock held by affiliated MPM Funds over which Mr. Wheeler has voting control.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who beneficially own more than 10% of the common stock, to file with the SEC initial reports of beneficial ownership (Form 3), reports of changes in beneficial ownership of common stock and other equity securities of the Company (Form 4) and annual reports of changes in beneficial ownership of common stock and other equity securities of the Company not otherwise required to be disclosed on a Form 4 (Form 5). Officers, directors and greater than 10% stockholders of the Company are required by SEC rules to furnish to the Company copies of all Section 16(a) reports they file. In 2007, to our knowledge, all Section 16(a) filings for Alsius officers, directors and greater than 10% beneficial owners were completed on time.

Report of the Audit Committee

The following report of the Audit Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filing by Alsius under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The Audit Committee operates under a written charter adopted by the Board of Directors. A copy of the Audit Committee charter is available on the “Corporate Governance” section of our website at www.alsius.com. As required by the rules of The NASDAQ Stock Market and the SEC, the Audit Committee has three members. All of the Audit Committee members meet the independence standards established under the rules, and at least one member qualifies as a “financial expert” as required by the rules.

The Audit Committee assists the Board in fulfilling its responsibility to oversee management’s implementation of Alsius’s financial reporting process. It is not the duty of the Audit Committee to plan or conduct audits or to determine that the financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Management is responsible for the financial statements and the reporting process, including the system of internal controls and disclosure controls. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States.

In discharging its oversight role, the Audit Committee reviewed and discussed the audited financial statements contained in the 2007 Annual Report with Alsius’s management and independent registered public accounting firm.

The Audit Committee met privately with the independent registered public accounting firm, and discussed issues deemed significant by the independent registered public accounting firm, including those required by Statements on Auditing Standards No. 61 and No. 90 (Audit Committee Communications), as amended. In addition, the Audit Committee discussed with the independent registered public accounting firm its independence from Alsius and its management, including the matters in the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and considered whether the provision of non-audit services was compatible with maintaining the registered public accounting firm’s independence.

Based upon these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Alsius’s annual report on Form 10-K for the year ended December 31, 2007 for filing with the Securities and Exchange Commission.

Respectfully submitted on April 28, 2008, by the members of the Audit Committee of the Board:

Gregory Waller (Chairman) Jack Lasersohn Wende Hutton

Compensation Discussion and Analysis

 The Compensation Committee

Committee Members

During 2007, the Compensation Committee (the “Committee”) consisted of three directors: Kurt Wheeler (Chairman), Wende Hutton and Gregory Waller, who handled all of the Committee's duties and compensation determinations for 2007.  The Board has determined that each member of the Committee is “independent” as that term is defined under the rules of The NASDAQ Stock Market. The Committee meets as often as necessary to perform its duties and responsibilities. The Committee held six meetings during fiscal 2007, and at each meeting the Committee held an executive session without management.

Role of Committee

The Committee operates under a written charter approved by the Board. A copy of the charter is available at www.alsius.com under Corporate Governance. The Committee’s purpose is to:

•	Carry out the Board’s responsibilities related to the compensation of executive officers of the Company;

•	Assist the Board in establishing appropriate incentive compensation and equity-based plans for the Company’s executive officers and to administer such plans;

•	Produce an annual report on executive compensation for inclusion in the Company’s annual proxy statement; and

•	Perform such other duties and responsibilities enumerated in and consistent with the Committee’s charter.

Compensation Committee Process

Annual Evaluation

The Committee meets at various times during each fiscal year to (i) evaluate the performance of the Company’s executive officers; (ii) determine their annual bonuses for the prior fiscal year; (iii) establish the performance goals and objectives for the current fiscal year; (iv) set their base salaries for the next fiscal year; and (v) consider and approve any grants to them of equity incentive compensation. In establishing the performance goals and objectives for the current fiscal year, the Committee discusses with the Chief Executive Officer the Company’s strategic objectives and performance targets.

Management’s Role in Determining Executive Compensation

The Committee recommends the compensation for all the executive officers, including the Named Executive Officers (as defined in the executive compensation table below), to the full Board of Directors for approval, and the full Board then votes to determine executive compensation. This process is used to establish base cash and equity compensation and target bonuses for the fiscal year, and to award bonuses, if any, after the year has been completed.  The process may also be used during the year to make adjustments to executive compensation, if necessary, and to establish compensation for executives who may be hired during the year.

William Worthen, the Chief Executive Officer, plays a role in determining executive compensation, including evaluating employee performance, establishing business performance targets and objectives and recommending salary levels and equity grants to the Committee. Mr. Worthen also participates in Committee meetings, at the Committee’s request, and provides evaluations and compensation recommendations as to senior executive officers, other than himself.  Mr. Worthen does not participate in Committee meetings when his own compensation is being determined.

Peer Group Surveys

The Company attempts to adhere to a methodology that provides total core compensation to executive officers that is targeted by reference to an applicable peer group of companies which are similar in size and stage of development to the Company (the "peer group"). We draw upon data for comparable companies from public disclosures for the companies in the peer group and from reputable ongoing compensation surveys of similarly sized companies in the medical technology industry.

Peer group companies used most recently to determine executive compensation after the acquisition of Alsius by Ithaka Acquisition Corp. include the following:

•	Hemosense, Inc.
•	Endologix, Inc.
•	Northstar Neuroscience, Inc.
•	Cryocor, Inc.
•	Restore Medical, Inc.
•	SenoRx, Inc.
•	Abiomed, Inc.
•	AtriCure, Inc.
•	Conceptus, Inc.
•	DexCom, Inc.
•	LeMaitre Vascular, Inc.
•	Orthovita, Inc.
•	Rochester Medical Corporation
•	Thermage, Inc.
•	VNUS Medical Tehchnologies, Inc.

Compensation Philosophy

The Company’s general compensation philosophy is that compensation of Alsius’s executive officers should encourage creation of stockholder value and achievement of strategic corporate objectives. Compensation programs should be designed to attract, retain and motivate executives critical to the Company’s long-term growth and profitability. In support of this philosophy, the Committee believes that:

•
The total compensation package for executives should be competitive with the total compensation paid to executives with comparable duties in the Company’s peer group, taking into account relative company size, performance and geographic location as well as individual responsibilities and performance;

•	Bonus programs and equity incentive plans should motivate the executive to achieve specific strategic and performance goals and objectives established by the Board; and

•	Bonuses and long-term equity incentive awards serve to align the executive’s interests with those of the Company’s stockholders.

Elements of Executive Compensation

Base Salaries

For our Named Executive Officers, the chart below shows the breakdown between fixed pay through the executives’ base salaries and variable performance-based pay for 2007. The Named Executive Officers are the Company’s Chief Executive Officer, Chief Financial Officer, and the three other most highly compensated executive officers in 2007.

Name	Title	Base Salaries (%)	Bonus (%)	Equity Awards (%)(1)	All Other Compensation (%)
William Worthen	President and Chief Executive Officer	23%	4%	72%	1%
Brett Scott	Chief Financial Officer	40%	5%	52%	3%
Kenneth Collins	Executive Vice President of Regulatory, Clinical, Quality Assurance and Research and Development	35%	4%	59%	2%
H. Michael Ameli	Vice President, Manufacturing	53%	7%	37%	3%
Suzanne Winter	Vice President, Worldwide Sales and Marketing	34%	9%	54%	3%

(1)	The value reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007, in accordance with SFAS 123(R).

In determining base salaries, the Committee considers the executive’s scope of responsibility, level of experience, individual performance, and past and potential contribution to the Company’s business. To ensure that the base salaries are competitive, the Committee also periodically reviews an independent survey of executive compensation and compares the base salaries to those paid by other companies for similar positions. To establish 2007 base salaries and bonus targets, the Committee considered the results of compensation surveys that provided compensation data for public and private peer companies.  Base salaries are reviewed annually, and adjusted from time to time to increase salaries to industry levels after taking into account individual responsibilities, performance and experience.

Bonuses

The Company’s bonus program is tied in part to the Company’s achievement of specific financial performance objectives established for each fiscal year.  Bonuses for all executives are primarily based upon the achievement of revenue and operating profit targets, and to a lesser extent on individual performance goals.  Bonuses are also intended to reward individual performance during the year and are determined on a discretionary basis.  Generally, the Committee sets the target bonus levels such that the relative difficulty of achieving the target level is consistent from year to year.

The Committee sets a target level for each component of the financial performance objectives.  Payment of bonuses is based upon the achievement of such objectives for the current year. For Mr. Worthen and the other executives 2007 bonus was dependent in large part on achieving a worldwide sale performance target of $14.87 million. Bonuses for 2007 and 2008 for the executives are discussed in detail below.

Equity Incentives

In keeping with the Committee’s compensation philosophy, the Committee believes that equity incentive awards serve to align executive’s interests with those of the Company’s stockholders and motivate the executive to achieve the specific strategic and performance goals and objectives established by the Board. Under the Company’s 2006 Equity Incentive Plan (the “2006 Plan”), the Company may grant any type of award whose value is derived from the value of the Common Stock of the Company, including shares of Common Stock, options and restricted stock units.

The exercise price of the stock options granted to date has been the closing price as reported on NASDAQ of the Common Stock on the date of grant. To encourage retention, the ability to exercise the option is subject to vesting restrictions. The Committee’s policy for executives is to award options annually, which generally vest over four years, with 25% vesting after year one and the balance in equal monthly installments for three years thereafter, based on continued service to the Company.  Decisions made by the Committee regarding the timing and size of subsequent option grants take into consideration the Company’s and the individual’s performance, competitive market practices, and the size and term of option grants made in prior years.

 Post-Termination and Change in Control Payments

We have an agreement with Mr. Worthen, our Chief Executive Officer, under which Mr. Worthen is entitled to receive severance payments equal to twelve months base salary, payable in accordance with our standard payroll practices, continuation of his benefits and a pro-rated bonus, if Mr. Worthen’s employment is terminated without cause or Mr. Worthen resigns for good reason (which includes in connection with a relocation or a diminution in duties). In addition, as with all senior executives, Mr. Worthen’s 50% of Mr. Worthen's unvested equity-compensation awards will become fully vested immediately upon an acquisition or similar change in control, and the balance will become fully vested if following a change in control Mr. Worthen is terminated without cause of resigned for good reason. Had a change in control occurred on December 31, 2007 and Mr. Worthen been terminated, he would have received severance payments totaling $273,000 (his 2007 base salary) and the value of the accelerated vesting, calculated in accordance with Section 4999 of the Internal Revenue Code would have totaled $0 because the exercise price of his equity awards exceeded the fair market value of the Company's common stock.  As Mr. Worthen’s salary changes, his potential severance payment will also change.

In February 2008, the Board adopted the Alsius Corporation Change in Control Severance Plan (the "Change in Control Plan").  The Change in Control Plan provides certain management employees with compensation and benefits in the event of termination of employment following a change in control.  The purpose of the Change in Control Plan is to enhance our ability to attract and retain qualified personnel.  The Board adopted the Change in Control Plan after assessing benefits offered at comparable peer group companies.  The Change in Control Plan will remain in effect for three years and will automatically renew for successive one-year terms if not terminated by the Board.

Under the Change in Control Plan and related documents, Messrs. Scott, Ameli and Riolo and Ms. Winter are entitled to receive severance payments equal to six months base salary and continuation of benefits in the event we undergo a change in control and the executive's employment is terminated without cause.  Executive officers are also entitled to plan benefits in the event they resign for good reason following a change in control, which includes events such as a resignation due to a material diminution in compensation or duties, among other things.  In order to be eligible to receive benefits, Change in Control Plan participants must sign a release of claims and abide by certain other post-employment restrictions.  Payments under the Change in Control Plan will be made in installments, and may be delayed in certain cases in order to comply with Internal Revenue Code Section 409A and related tax provisions.

 Additional Benefits

Executive officers are also entitled to reimbursement for all reasonable and documented business expenses, paid vacation in accordance with the Company’s vacation policy for employees generally, participation in all plans provided to employees in general, a life insurance policy, and a disability policy in the maximum insurable amount. Certain Named Executive Officers also receive a housing and transportation allowance.

Compensation Decisions for 2007 and 2008

In setting base compensation and bonus for 2007 and 2008, the Compensation Committee continued to apply the compensation philosophy described above in determining the compensation of executive officers.  All compensation decisions for executive officers for 2007 and 2008, were approved by the full Board of Directors, after first being reviewed and recommended by the Compensation Committee.

Due to cash constraints at the beginning of 2007, the Company did not implement many of the increases in base salary for 2007 until the closing of a credit facility in the amount of $8 million in February 2007, which provided an increase in available capital.  In addition, in connection with the Ithaka acquisition, outstanding stock options at Alsius were cancelled.  Therefore, new option awards were granted after the Ithaka closing.

The discussion below for 2007 reflects the 2007 compensation decisions that were made after the closing of the merger with Ithaka Acquisition Corp. in June 2007, except for the Management Incentive Plan payout awarded in June 2007 in connection with the Ithaka acquisition, which had been determined before that transaction.

2007 Base Salary

For 2007, the Committee adjusted the base salary for Mr. Worthen to $273,000, compared to $260,000 in 2006.

In determining Mr. Worthen’s 2007 compensation and the compensation of the other executive officers, the Committee considered the following:

•
Company performance:  The 52% increase in the Company’s revenue in 2007, and the specific performance goals and objectives for the Company in 2007 established by the Board, in particular the goal of completing the merger with Ithaka Acquisition Corp.

•
Allocation between cash and non-cash component:  Allocating compensation between cash and equity in a manner that provided cash compensation in line with peer group companies and appropriate for the Company's location, while providing a significant potential in equity value in keeping with the peer group and to attempt to align management's incentives with stockholders.

•	Internal pay equity: The relationship between each element of Mr. Worthen’s compensation, on the one hand, and the compensation of each of the Company’s other executive officers, on the other hand.

•	Peer group: The results of the peer group survey of medical technology companies, with respect to the cash and equity components.

For 2007, the Committee adjusted the base salary for the other executive officers as follows: Brett Scott, Chief Financial Officer, to $189,000 from $180,000 in 2006; Dr. Collins, Executive Vice President of Regulatory, Clinical, Quality Assurance and Research and Development to $247,447 from $235,664 in 2006; H. Michael Ameli, Vice President, Manufacturing, to $176,152 from $170,195 in 2006; and Suzanne Winter, Vice President, Worldwide Sales, to $200,000 from $170,000 in 2006.

2007 Bonus

In keeping with the Company's compensation philosophy that each executive officer’s bonus should be designed to motivate that executive to achieve the specific strategic and performance goals and objectives established by the Board and to align the interests of the executive officers with those of stockholders, for the executive officers, payment of bonuses was weighted 75% based on the achievement of Company revenue targets (worldwide sales of $14.87 million), and 25% based on the individual performance goals established for the executive by the Chief Executive Officer and approved by the Committee.

For 2007, the target incentive bonuses were as follows as a percentage of base salary: 30% for Mr. Worthen (total bonus potential of $81,900); 25% for Mr. Scott (total bonus potential of $47,250); 25% for Dr. Collins (total bonus potential of $61,862); and 25% for Mr. Ameli (total bonus potential of $44,038).  Ms. Winter has a total bonus potential of $82,000, including commission.

For 2007, individual performance goals for the executive officers included the following:

•
Mr. Scott – manage inflows and outflows of cash to reduce costs and increase profits, commence SOX implementation and ERP conversion, assist with compliance with public company reporting and governance.

	•	Dr. Collins – assist with new product releases, assist with initial regulatory filing in Japan, continue PMS study, and attain successful FDA audit.
attain
	•	Mr. Ameli – initiate cost reduction programs and increase production of new and existing products.

	•	Ms. Winter – increase revenue, increase US sales force, increase market penetration, and initiate corporate accounts (GPO) program.

Actual bonus payouts for 2007 were all 50% of the target levels.  This was due to the fact that the individuals by and large achieved their individual performance goals, and the Company's revenue increased markedly over 2006, but that revenue was still below the target for 2007.  The amount of each executive's actual bonus payment for 2007 is shown in the column "Non-Equity Incentives" in the Summary Compensation table below.

2007 Equity Awards

For 2007, the Compensation Committee recommended, and the full Board approved, the following stock option grants for executive officers.  The grants were made in June 2007 under the 2006 Plan after the closing of the Ithaka acquisition.  The exercise price of the stock options granted to date has been the closing price as reported on NASDAQ of the Common Stock on the date of grant, which for the grants below was $5.10. The options vest over four years, with 25% vesting after year one if the optionee has been in continuous service, and the balance in equal monthly installments for three years thereafter based on continued service to the Company.  For all executives, 50% of unvested options will become fully vested immediately upon an acquisition or similar change in control, and the balance will become fully vested if following a change in control the executive is terminated without cause or resigns for good reason.

•	Mr. Worthen, options exercisable for 750,000 shares;

•	Mr. Scott, options exercisable for 216,500 shares;

•	Dr. Collins, options exercisable for 364,000 shares;

•	Mr. Ameli, options exercisable for 108,250 shares; and

•	Ms. Winter, options exercisable for 271,000 shares.

The Management Incentive Plan

In connection with the Ithaka acquisition, the boards of Ithaka and Alsius mutually agreed to a bonus plan, known as the Management Incentive Plan or MIP, under which a total of $3 million was paid at the closing in June 2007 to Alsius employees and certain consultants and non-employee members of Alsius’s board of directors who provided valuable technical and other services to Alsius. In addition,  $2 million is payable under the MIP over the three fiscal years following the merger if Alsius achieves certain revenue targets in 2007, 2008 and 2009 (it did not achieve the targets in 2007). The $2 million is payable as follows: up to $200,000 for 2007 (not paid), up to $600,000 for 2008 and up to $1,200,000 for 2009. These revenue targets are the same as those that must be met for the issuance of earn out shares to former Alsius investors in connection with the acquisition by Ithaka, and bonus payments will be proportional to the earn out shares issued. For example, if 50% of the shares are issued in 2008, then $300,000 of the $600,000 bonus pool will be available.

The MIP was established to incentivize Alsius management to complete the Ithaka merger, which was necessary to provide capital to the Company, and to compensate management for the fact that their Alsius stock options were out of the money, and that management took what were viewed as below market salaries prior to closing the Ithaka transaction because the Company's cash resources were so limited.

The past and potential future Management Incentive Plan payments are considered by the Compensation Committee and the Board of Directors to be in connection with the Ithaka transaction, and are considered to be in addition to and not a part of regular management compensation.

Awards to executives officers under the MIP in 2007 were as follows:

•	Mr. Worthen $900,000;

•	Mr. Scott $98,793;

•	Dr. Collins $450,000;

•	Mr. Ameli $210,000; and

•	Ms. Winter $210,000.

2007 Overall Compensation Compared to 2006

2007 was a transitional year for the Company and placed significant demands on management.  In 2007, the company pursued and spent significant energy and resources completing its merger with Ithaka Acquisition Corp., which provided a much needed infusion of capital and a means to access the public markets in the future by becoming a publicly-traded entity.  The Company also realigned and reorganized its domestic U.S. sales force to address the U.S. market, and continued to pursue research and development and manufacturing improvements, while operating under an extremely tight budget.

Overall, for 2007, Mr. Worthen received a 5% increase in base salary, a 5% increase in annual target bonuses and a 40% increase in the value of equity-based compensation, from 2006. Overall, for 2007, the other executive officers on average received a 7.5% increase in base salary, a 15% increase in target annual bonuses and a 28% increase in the value of equity-based compensation from fiscal 2006.  These figures exclude the Management Incentive Plan payments discussed above that were paid in connection with the Ithaka merger.

2008 Compensation

In the fourth quarter of 2007, the Committee recommended, and the full Board of Directors approved, 2008 base cash compensation and target cash bonuses.  For 2008, the Committee reviewed the results of an updated peer group survey of publicly traded medical technology companies, and determined that it was appropriate and in the best interests of the Company and its stockholders, to increase executive compensation to remain competitive and to retain our executives. As a result, the adjustments for 2008 were as set forth below.  No additional equity grants to executives were made, as equity grants with four-year vesting had recently been granted in June 2007 after the closing of the Ithaka transaction.

•	Mr. Worthen’s 2008 base salary is $300,000 (a 10% increase over 2007), with a target incentive bonus of 40% of base salary;

•	Mr. Scott's 2008 base salary is $196,560 (a 4% increase over 2007), with a target incentive bonus of 30% of base salary;

•	Dr. Collins’s 2008 base salary is $257,345 (a 4% increase over 2007), with a target incentive bonus of 30% of base salary;

•	Mr. Ameli’s 2008 base salary is $183,198 (a 4% increase over 2007), with a target incentive bonus of 30% of base salary; and

•	Ms. Winter’s 2008 base salary is $208,000 (a 4% increase over 2007), with a target incentive bonus of 35%.

           In addition, in 2008 Dr. Kenneth Collins and the Company agreed that Dr. Collins would retire from his position as the Company's Executive Vice President of Regulatory Affairs, Clinical, Quality Assurance and R&D effective July 2, 2008.  On March 24, 2008, John Riolo joined the Company as Vice President of Regulatory Affairs, Clinical and Quality Assurance.

Pursuant to Mr. Riolo's employment arrangement, Mr. Riolo (i) will receive an annual base salary of $235,000 and an annual target bonus potential of $70,500; (ii) received a signing bonus of $10,000; and (iii) was granted an option to purchase 168,600 shares of the Company’s common stock pursuant to the terms of the Company’s 2006 Plan.  As with the Company's other management personnel, Mr. Riolo's options vest over four years (with 25% vesting after one year of service and the balance in 36 equal monthly installments thereafter), and will be subject to 50% acceleration upon an acquisition or similar change in control, and full acceleration if he is terminated without cause or resigns for good reason after a change in control.

Mr. Riolo will also participate in the Company's Change in Control Severance Plan, pursuant to which he will be entitled to six months' base salary and continuation of benefits in the event he is terminated without cause or resigns for good reason within twelve months after an acquisition or similar change in control.

Tax and Accounting Implications

Deductibility of Compensation

 Under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), a public company generally will not be entitled to a deduction for non-performance-based compensation paid to certain executive officers to the extent such compensation exceeds $1.0 million. Special rules apply for “performance-based” compensation, including the approval of the performance goals by the stockholders of the Company.

We generally intend to qualify executive compensation for deductibility without limitation under Section 162(m) of the Code. The non-performance based compensation paid in fiscal 2007 to any of our executive officers, as calculated for purposes of Section 162(m) of the Code, did not exceed the $1.0 million limit, and we do not expect that the non-performance based compensation paid in fiscal 2007 to be paid to any of our executive officers for fiscal 2007 will exceed the $1.0 million limit.

Nonqualified Deferred Compensation

On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, changing the tax rules applicable to nonqualified deferred compensation arrangements. The final rules under Section 409A under the Code, which applies to deferred compensation, were issued on April 10, 2007, and the Company does not believe these rules will have a current impact on its compensation arrangements.

Accounting for Stock-Based Compensation

Beginning on January 1, 2006, the Company began accounting for stock-based compensation in accordance with the requirements of Statement of Financial Accounting Standards 123(R).

Conclusion

The Compensation Committee believes that the Company’s compensation policies support the Committee’s compensation philosophy that compensation should encourage creation of stockholder value and achievement of strategic corporate objectives. The Committee believes that for fiscal 2007, the total compensation package for each of the executive officers was competitive with the total compensation paid to executives of other companies in the Company’s industry that are of similar size and performance, and that the programs designed for 2008 will also be competitive. In addition, the Committee believes that the bonus and equity incentives help reinforce the compensation philosophy that bonus programs and equity incentive plans should motivate the executive to achieve specific strategic and performance goals and objectives established by the Board and align the executive’s interests with those of the Company’s stockholders.

Executive Compensation Data and Related Matters

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation earned by each of the Named Executive Officers for the fiscal year ended December 31, 2007.

Name and Principal Position	Year	Salary ($)	Non-equity Incentive Plan Compensation ($)	Stock Awards ($)	Option Awards ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (1)	Total ($)
William Worthen, Chief Executive Officer and President	2007	$273,000	$40,950	―	$861,042	―	$17,500	$1,192,492
Brett Scott, Chief Financial Officer	2007	$189,000	$23,625	―	$248,554	―	$12,384	$473,563
Kenneth Collins, Executive Vice President of Regulatory, Clinical, Quality Assurance and Research and Development	2007	$247,447	$30,931	―	$417,893	―	$17,577	$713,848
H. Michael Ameli, Vice President, Manufacturing	2007	$176,152	$22,019	―	$124,277	―	$11,162	$333,610
Suzanne Winter, Vice President, Worldwide Sales and Marketing	2007	$200,000	$51,393	―	$311,123	―	$17,606	$580,122

(1)
Certain of the Company’s executive officers receive personal benefits in addition to salary and cash bonuses, including, but not limited to, automobile allowances, life insurance payable at the direction of the employee, contributions under the Company’s retirement plans, and group health insurance. The amount shown in column (h) for “All Other Compensation” consists of the following:

Name	Health Insurance	Life & Disability Insurance	Total
William Worthen	$16,006	$1,494	$17,500
Brett Scott	$11,282	$1,102	$12,384
Kenneth Collins	$16,006	$1,571	$17,577
H. Michael Ameli	$10,019	$1,144	$11,162
Suzanne Winter	$16,006	$1,600	$17,606

GRANTS OF PLAN-BASED AWARDS

The following table sets forth certain information with respect to grants of awards to the Named Executive Officers under our non-equity and equity incentive plans during fiscal 2007.

	Estimated Future Payouts Under Non-Equity Incentive Plan Awards Target			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option		Grant Date Fair Value of Stock and Option
Name	Threshold ($)	($)(1)	Maximum ($)	or Units (#)	Options (#)	Awards ($/Sh)	Grant Date	Awards
William Worthen	—	$81,900	—	—	750,000	$5.10	7/02/07	$3.35
Brett Scott	—	47,250	—	—	216,500	$5.10	7/02/07	$3.35
Kenneth Collins	—	61,862	—	—	364,000	$5.10	7/02/07	$3.35
H. Michael Ameli	—	44,038	—	—	108,250	$5.10	7/02/07	$3.35
Suzanne Winter	—	82,000	—	—	271,000	$5.10	7/02/07	$3.35

(1)
The amounts in this column reflect the full bonus potential established for each executive for 2007, and the estimated payout upon achievement of the performance goals and objectives established by the Board. The amount actually earned by each Named Executive Officer is reported as Non-Equity Incentive Plan Compensation in the Summary Compensation Table on the preceding page. Amounts are considered earned in 2007 although they were not paid out until 2008.

Narrative to Summary Compensation Table and Plan-Based Awards Table

Employment Agreements

William Worthen, entered into an employment agreement, dated as of January 1, 2008, with Alsius. Mr. Worthen’s employment agreement provides for him to be employed as chief executive officer of both Alsius and Alsius Medical upon consummation of the merger until December 31, 2008 and will provide for an annual salary of $300,000, with increases as may be determined by the Board of Directors.  On August 2, 2007, Mr. Worthen received an option to purchase 750,000 shares of Alsius common stock.  In the event of termination without cause by Alsius or for good reason by Mr. Worthen, Mr. Worthen will be entitled to twelve months continuation of salary and prorated year-to-date bonus. Alsius has the right to buy-back Mr. Worthen’s securities for nominal consideration in the event that Mr. Worthen competes with Alsius within the year following his termination, except if such termination is by Alsius without cause or by Mr. Worthen for good reason.

 Indemnification Agreements

In addition, the Company enters into indemnification agreements with its executive officers that may require the Company to indemnify them against liabilities that may arise by reason of their status or service.

Employee Benefit Plans

The Company’s stock incentive plans provide for grants of options to purchase shares of common stock, awards of restricted stock, stock appreciation rights and stock units. Incentive stock options are generally granted to employees. Grants of nonstatutory stock options and other stock-based awards may be granted to employees, non-employee directors, advisors and consultants. All grants and awards are settled in equity and settled through the issuance of shares that have been authorized and were previously unissued.

2006 Equity Incentive Plan

The 2006 Equity Incentive Plan (the "2006 Plan") was adopted by the Company’s Board of Directors in July 2006 and following stockholder approval, became effective upon the consummation of the merger. The 2006 Plan is administered by the Board of Directors or the Compensation Committee and provides for the issuance of stock options. The Board of Directors may amend or modify the 2006 Plan at any time, with stockholder approval, as required.

The 2006 Plan reserves 2,850,000 shares of Alsius common stock for issuance in accordance with the plan’s terms. The number of shares reserved for issuance under the plan will be increased on the first day of each of Alsius’s fiscal years from 2008 through 2016 to 3% of the number of fully diluted shares of Alsius’s common stock outstanding on the last day of the immediately preceding fiscal years; provided, however, that the percentage shall be reduced to 2% from and after the time when Alsius calls its warrants for redemption. The purpose of the plan is to create incentives designed to motivate our employees to significantly contribute toward our growth and profitability, to provide Alsius executives, directors and other employees and persons who, by their position, ability and diligence are able to make important contributions to our growth and profitability, with an incentive to assist us in achieving our corporate objectives, to attract and retain executives and other employees of outstanding competence and to provide such persons with an opportunity to acquire an equity interest in Alsius.

All officers, directors and employees of Alsius will be eligible to be granted awards under the 2006 Plan. An incentive stock option may be granted under the 2006 Plan only to a person who, at the time of the grant, is an employee of Alsius or a related corporation. No allocations of shares that may be subject to awards have been made in respect of the executive officers or any other group, except as set forth below. All awards will be subject to the recommendations of the Compensation Committee and approval by the Board of Directors or the Compensation Committee.

Salary and Bonus in Proportion to Total Compensation

See “Compensation Discussion and Analysis” for the breakdown between fixed pay through the executives’ base salaries and variable performance-based pay for fiscal 2007.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

 The following table sets forth certain information regarding equity-based awards held by each of the Named Executive Officers as of December 31, 2007.

	Option Awards(1)				Stock Awards
	Number of	Number of				Market Value
	Securities	Securities			Number of	of Shares or
	Underlying	Underlying	Option		Shares or	Units of Stock
	Unexercised	Unexercised	Exercise	Option	Units of Stock	That Have
	Options (#)	Options (#)	Price	Expiration	That Have Not	Not Vested
Name	Exercisable	Un-Exercisable	($)	Date	Vested (#)	($)

William Worthen	—	750,000	$5.10	7/1/2017	―	―
Brett Scott	—	216,500	5.10	7/1/2017	―	―
Kenneth Collins	—	364,000	5.10	7/1/2017	―	―
Michael Ameli	—	108,250	5.10	7/1/2017	―	―
Suzanne Winter	—	271,000	5.10	7/1/2017	―	―

(1)	The options will vest and become exercisable as to 25% of the shares on the first anniversary of the grant date, and thereafter monthly in 36 equal installments based on continued service.

(2)	Calculated based upon the closing market price of our common stock on December 31, 2007.

OPTION EXERCISES AND STOCK VESTED

None of the options granted to the Named Executive Officers' have vested, and no stock awards have been granted to the Named Executive Officers.  As a result, there is no table for this information.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information with respect to shares of Common Stock that may be issued under our equity compensation plans as of December 31, 2007.

Number of Securities
Remaining Available
	Number of			for Future Issuance
	Securities to be			Under Equity
	Issued Upon		Weighted-Average	Compensation Plans
	Exercise of		Exercise Price of	(Excluding
	Outstanding		Outstanding	Securities
	Options, Warrants		Options, Warrants	Reflected in Column
	and Rights		and Rights	(a))
Plan Category	(a)		(b)	(c)

Equity Compensation Plans Approved by Security Holders	2,727,850	(1)	$5.08	107,150

Equity Compensation Plans Not Approved by Security Holders	None		None	None

Total	2,727,850		$5.08	107,150

(1)	Shares issuable pursuant to outstanding options under the 2006 Plan as of December 31, 2007.

NONQUALIFIED DEFERRED COMPENSATION

The table disclosing contributions to nonqualified defined contributions and other deferred compensation plans, each executive’s withdrawals, earnings and fiscal year ended balances in those plans is omitted because the Company has no nonqualified deferred compensation plans or benefits for executive officers or other employees of the Company.

POTENTIAL PAYMENTS AND EQUITY VESTING UPON TERMINATION
OR CHANGE IN CONTROL

 The potential payments and treatment of equity awards upon termination or change in control for the Named Executive Officers are discussed below.

Voluntary Termination

The 2006 Plan and form of option agreement generally provides that if the executive’s service is terminated for any reason except death or “Disability” (as defined below), then the option will expire at the earlier of the expiration date of the options or three months after the termination date. The Company has discretion to determine when the executive’s service terminates for all purposes of the 2006 Plan.

Payment Upon Termination With Cause

As provided above, under the 2006 Plan, any options granted will expire at the earlier of the expiration date of the options or three months after the termination date.

Payment Upon Termination Without Cause

As provided above, under the 2006 Plan, any options granted will expire at the earlier of the expiration date of the options or three months after the termination date.

Payment Upon Termination Due to Death

The 2006 Plan and form of option agreement generally provide that if the executive dies, the option will expire at the earlier of the expiration date or 18 months after the termination date. If the executive dies, the options are exercisable by the executive’s estate or heirs.

Payment Upon Termination Due to Disability

The 2006 Plan and form of option agreement generally provides that if the executive dies or has a Disability (as defined below), the option will expire at the earlier of the expiration date or 12 months after the termination date. If the executive dies, the options are exercisable by the executive’s estate or heirs. As used in the 2006 Plan, “Disability” means that the executive is unable to engage in any substantial gainful activity because of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted, or can be expected to last, for a continuous period of 12 months or more.

Payment Upon a Change in Control

We have agreements with Brett Scott, H. Michael Ameli, Suzanne Winter and John Riolo, pursuant to the Alsius Corporation Change in Control Severance Plan, under which they are entitled to receive severance payments equal to six months’ base salary, payable in accordance with our standard payroll practices, in the event we undergo a change in control and such executive's employment is terminated without cause within six months of the change in control.

As used in the form of the Change in Control Severance Agreement, “Change in Control” means any of the following transactions, provided, however, that the Company shall determine under parts (iv) and (v) whether multiple transactions are related, and its determination shall be final, binding and conclusive: (i) a merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the state in which the Company is incorporated; (ii) the sale, transfer or other disposition of all or substantially all of the assets of the Company; (iii) the complete liquidation or dissolution of the Company; (iv) any reverse merger or series of related transactions culminating in a reverse merger (including, but not limited to, a tender offer followed by a reverse merger) in which the Company is the surviving entity but (A) the shares of common stock outstanding immediately prior to such merger are converted or exchanged by virtue of the merger into other property, whether in the form of securities, cash or otherwise, or (B) in which securities possessing more than forty percent (40%) of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such merger or the initial transaction culminating in such merger, but excluding any such transaction or series of related transactions that the Company determines shall not be a Change in Control; or (v) acquisition in a single or series of related transactions by any person or related group of persons (other than the Company or by a Company-sponsored employee benefit plan) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities but excluding any such transaction or series of related transactions that the Company determines shall not be a Change in Control.

As used in the form of the Change in Control Severance Agreement, “cause” means (i) the executive's dereliction of his or her duties, (ii) the executive's material violation of Company policy, or (iii) the executive's conviction of, or guilty plea to, a crime against the Company or one which reflects negatively on the reputation of the Company.

All senior executives, including all Named Executive Officers, will have full acceleration of vesting upon an acquisition or similar change in control of the Company in the event such executive's service to the Company is terminated without cause or the executive resigns for good reason.  All non-employee members of the Board of Directors will have full acceleration of vesting upon an acquisition or similar change in control of the Company.

The following table shows the potential payments upon termination or a change in control of the Company for each of the Named Executive Officers assuming each of the Named Executive Officer’s employment was terminated on December 31, 2007, and assuming that the change in control occurred at December 31, 2007. These disclosed amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to the Named Executive Officers, which would only be known at the time they become eligible for such payments.

Termination and Change in Control Benefits

	Termination	Change in
	Without Cause	Control	Death	Disability
Name	(1)	(2)	(3)	(4)

William Worthen	$273,000	$273,000	$273,000	$1,803,109
Brett Scott	94,500	94,500	189,000	945,453
Kenneth Collins	123,724	123,724	247,447	1,736,289
Michael Ameli	88,076	88,076	176,152	282,645
Suzanne Winter	100,000	100,000	200,000	1,930,891

(1)
Represents twelve months' base salary for Mr. Worthen and six months' base salary for the remaining Named Executive Officers if terminated without cause within six months of the change in control, which is also reflected in the change in control column.

(2)
Change in Control value includes twelve months of Mr. Worthen's base salary and six months of the other executive's base salary and the value of the accelerated vesting of all shares for the executives above, assuming a change in control occurs December 31, 2007.  The executives would receive no additional value for their outstanding options because the exercise price of the executive's options exceeded the fair market value of the shares as of December 31, 2007.

(3)	Represents the estimated present value of the proceeds payable to the executive’s beneficiaries upon death.

(4)	Represents the estimated lump sum present value of all future payments which the executive would be entitled to receive under the Company’s disability program.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee currently consists of Kurt Wheeler (Chairman), Wende Hutton and Gregory Waller. No member of the Compensation Committee has served as one of the Company’s officers or employees at any time. None of the executive officers serves as a member of the Board of Directors or Compensation Committee of any other company that has one or more executive officers serving as a member of our Board or Compensation Committee.

Compensation Committee Report

 The Report of the Compensation Committee of the Board of Directors shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis with management, and based on such review and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted on April 28, 2008, by the members of the Compensation Committee of the Board:

Kurt Wheeler (Chairman) Wende Hutton Gregory Waller

Compensation of Directors

 All of our non-employee, or outside, members of our Board of Directors receive cash and equity compensation, based on what the Board believes to be peer group norms.  The compensation of the outside directors was established in connection with the acquisition of Alsius by Ithaka Acquisition Corp. in 2007.  The outside directors currently include Messrs. Brooke, Hecht, Lasersohn, Waller, and Wheeler and Ms. Hutton.

The outside directors are reimbursed for reasonable out-of-pocket expenses incurred in connection with attendance at Board and committee meetings. In 2007, they also received an annual cash fee of $15,000, $1,500 for each Board meeting attended, and $1,000 for each committee meeting attended in person or if attended by telephonic participation, unless the duration of such committee meeting attended by telephonic participation is less than one hour in which the fee was $500.  In addition, in 2007, the chair of our Audit Committee received $6,000, the chair of our Compensation Committee received $5,000 and the chair of our Nominating and Corporate Governance Committee received $4,000.  All cash payments to directors are made quarterly in arrears.

For 2008, the cash compensation to our outside directors is the same as in 2007.

In addition to cash compensation, our outside directors receive stock options. Each such director received an initial option to purchase 25,000 shares of our common stock following the consummation of the merger with Ithaka. The initial option grants to non-employee directors vest quarterly in equal installments over three years.

In addition to their initial grant, following each Annual Meeting, each non-employee director who continues to serve on our Board will receive a grant of options. In 2008, each non-employee director who is serving on our Board of Directors immediately following our Annual Meeting will receive an option to purchase 7,500 shares of our common stock. Annual option grants to non-employee directors vest quarterly over one year. All stock options are granted with an exercise price equal to the closing price of our common stock as reported on NASDAQ on the grant date.

The following table sets forth the compensation paid to our non-employee directors for their service in fiscal 2007.

	Fees Earned	Stock	Option
	or Paid in	Awards	Awards	Total
Name	Cash ($)	($)	($)(1)	($)(2)

Eric Hecht	$15,000	—	$34,103	$49,103
Wende Hutton	17,500	—	34,103	51,603
Jack Lasersohn	18,500	—	34,103	52,603
Gregory Waller	20,500	—	34,103	54,603
Kurt Wheeler	18,000	—	34,103	52,103

(1)	These amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007, in accordance with the SFAS 123(R).

(2)	All cash payments to directors are made quarterly in arrears.

Certain Relationships and Related Party Transactions

The Board has adopted a written policy which requires the Audit Committee to review and approve or ratify any transaction (a “related party transaction”) in which the Company was, or is to be, a participant and in which any director, executive officer, nominee for director or beneficial owner of more than 5% of the outstanding shares of Common Stock of the Company, or any immediate family member of any such person, has a direct or indirect material interest. The policy requires the following:

•
The Audit Committee shall review any proposed agreement or arrangement relating to a related party transaction or series of related party transactions, and any proposed amendment to any such agreement or arrangement;

•
The Audit Committee shall establish standards for determining whether the transactions covered by such proposed agreement or arrangement are on terms no less favorable to the Company than could be obtained from an unrelated third party (“fair to the Company”);

•
Before the Company enters into any such proposed agreement or arrangement, and at least annually thereafter, the Company’s internal audit department shall report to the Audit Committee whether the transactions covered by such agreement or arrangement are fair to the Company under the standards established by the Audit Committee;

•
The Audit Committee shall not pre-approve, and shall make all reasonable efforts (taking into account the cost thereof to the Company) to cancel or cause to renegotiated, any such agreement or arrangement which is not so determined to be fair to the Company; and

•	The Company will disclose any related party transactions required to be disclosed by the rules promulgated by the SEC in the manner so required.

Proposal 2:
Ratification of the Appointment of Independent Registered Public Accounting Firm

The Audit Committee has appointed Deloitte & Touche, LLP (“Deloitte & Touche” or “D&T”) as our independent registered public accounting firm for the fiscal year ending December 31, 2008. The Board has endorsed this appointment. Deloitte & Touche audited our consolidated financial statements for our fiscal year ended December 31, 2007, and reviewed certain of our financial statements in 2006. Representatives of Deloitte & Touche are expected to be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions. Although stockholder ratification of our independent registered public accounting firm is not required by our Bylaws or otherwise, we are submitting the selection of Deloitte & Touche to our stockholders for ratification to permit stockholders the opportunity to participate in this important corporate decision.

Prior to the Ithaka merger, Ithaka's consolidated financial statements were audited by Goldstein Golub Kessler, LLP, and Alsius Medial's consolidated financial statements were audited by PricewaterhouseCoopers, LLP. In connection with the closing of the merger with Ithaka on June 21, 2007, Ithaka dismissed Goldstein Golub Kessler LLP as its independent registered public accounting firm.  This matter was reported on Form 8-K, filed with the SEC on June 27, 2007.  Also, in connection with the closing of the merger with Ithaka, Alsius Medical dismissed PricewaterhouseCoopers as its independent registered public accounting firm, which was reported on our Post-Effective Amendment #1 to Form S-3 filed with the SEC on October 26, 2007.  There were no disagreements between management and either of these independent accounting firms.

PricewaterhouseCooper's report on the Alsius Medical's financial statements for the fiscal year ended December 31, 2006, as well as Deloitte & Touche's report on Alsius's financial statements for the fiscal year ended December 31, 2007, included a going concern qualification.

Audit and Non-Audit Fees

The following is a summary of the fees billed to us for professional services rendered by Deloitte & Touche and PricewaterhouseCoopers for the fiscal years ended December 31, 2007 and December 31, 2006.  Deloitte & Touche audited our 2007 financial statements.  Our prior auditor, PricewaterhouseCoopers, performed certain services in 2007 related to prior periods:

Fee Category	D&T Fiscal 2007 Fees	PWC Fiscal 2007 Fees	D&T Fiscal 2006 Fees	PWC Fiscal 2006 Fees

Audit Fees(1)	$367,108	$65,680	$44,524	$477,470
Audit-Related Fees	—	$45,000	—	—
Tax Fees(2)	$55,041	—	$11,550	—
All Other Fees(3)	$8,000	$255,116	—	$112,070
Total Fees	$430,149	$365,796	$56,074	$589,540

(1)
Audit fees consist of aggregate fees billed for professional services rendered in each of the last two fiscal years for the audit of our annual financial statements, the review of quarterly financial statements, accounting consultations and other attestation services.

(2)	Professional services for income tax return preparation, tax advice and tax planning.

(3)	Not included in any other category.

Audit Committee Pre-Approval Policies and Procedures

It is Alsius’s policy that all audit and non-audit services to be performed by its independent registered public accounting firm be approved in advance by the Audit Committee. The Audit Committee administers the Company’s engagement of Deloitte & Touche and pre-approves all audit and permissible non-audit services on a case-by-case basis. In approving non-audit services, the Audit Committee considers whether the engagement could compromise the independence of Deloitte & Touche, and whether for reasons of efficiency or convenience it is in the best interest of the Company to engage its independent registered public accounting firm to perform the services.

Deloitte & Touche has advised the Company that neither the firm, nor any member of the firm, has any financial interest, direct or indirect, in any capacity in the Company or its subsidiaries. The Audit Committee, in reliance on the independent registered public accounting firm, determined that the provision of these services is compatible with maintaining the independence of Deloitte & Touche.

Prior to engagement, the Audit Committee pre-approves all independent registered public accounting firm services. The fees are budgeted and the Audit Committee requires the independent registered public accounting firm and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval categories. In those instances, the Audit Committee requires specific pre-approval before engaging the independent registered public accounting firm.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

Required Vote

Ratification of the appointment of Deloitte & Touche requires the affirmative vote of a majority of the shares present and voting at the Annual Meeting in person or by proxy. Unless marked to the contrary, proxies received will be voted “FOR” ratification of the appointment. In the event ratification is not obtained, the Audit Committee will review its future selection of our independent registered public accounting firm, but will not be required to select a different independent registered public accounting firm.

 Your Board of Directors recommends a vote FOR ratification of Deloitte & Touche, LLP as our independent registered public accounting firm for fiscal year ending December 31, 2008.

Stockholder Proposals for the 2009 Annual Meeting

Under certain circumstances, stockholders are entitled to present proposals at stockholder meetings.  No stockholder proposals have been submitted for the 2008 Annual Meeting.

With respect to our 2009 Annual Meeting, our Bylaws provide that any stockholder proposal to be considered for the Company’s 2009 Annual Meeting must be received by the Secretary of the Company at the Company’s office at 15770 Laguna Canyon Road, Suite 150, Irvine, California 92618 by 60 days prior to the date of the 2009 Annual Meeting, 2008, but not earlier than 90 days prior to the date of the meeting, in a form that complies with our Bylaws. However, in the event that less than 70 days notice or prior public disclosure of the date of the 2009 Annual Meeting is given or made to stockholders, notice by a stockholder to be timely must be received no later than the earlier of the close of business on the 10th day following the day on which notice of the date of the scheduled Annual Meeting was mailed or public disclosure of the meeting date was made.  In addition, under Rule 14a-8 of the Exchange Act, in order for a stockholder proposal to be considered for inclusion in the proxy statement, it must be received by the Company by January 30, 2009, which is 120 days prior to the one-year anniversary from the date hereof.  Our Board of directors, or a committee thereof, may determine whether a stockholder proposal is appropriate for inclusion in the proxy statement for the meeting.

Stockholders may nominate an individual to stand for election to the Board of Directors at our 2009 Annual Meeting by following the procedures set forth in this paragraph. Stockholders who wish to nominate a candidate for the 2009 Annual Meeting must meet the notice requirements found in the “Directors Nomination” section of this Proxy Statement. The requesting stockholder must also provide sufficient biographical information about the proposed candidate to satisfy the requirements of the SEC for inclusion in the proxy statement and to permit the Nominating and Corporate Governance Committee to evaluate the proposed candidate in light of the criteria described under the caption “Director Nominations.” The request should also provide the full name, address and telephone number of the requesting stockholder and sufficient information to verify that the requesting shareholder is eligible to vote at the 2009 Annual Meeting. Additional information and certifications by the requesting stockholder and the proposed candidate may be required.

Other Matters

 Your Board does not know of any other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, your proxy holders will vote on it as they think best unless you direct them otherwise in your proxy instructions.

Whether or not you intend to be present at the Annual Meeting, we urge you to submit your signed proxy promptly.

By Order of the Board of Directors, /s/ Paul A. Brooke Paul A. Brooke Chairman of the Board, May 30, 2008

Alsius’s 2007 Annual Report on Form 10-K has been mailed with this Proxy Statement. We will provide copies of exhibits to the Annual Report on Form 10-K, but will charge a reasonable photocopying charge per page to any requesting stockholder. Stockholders may make such request in writing to Alsius Corporation at 15770 Laguna Canyon Road, Suite 150, Irvine, California 92618, Attention: Secretary. The request must include a representation by the stockholder that as of the record date of the Annual Meeting the stockholder was entitled to vote at the Annual Meeting.

Alsius Corporation
15770 Laguna Canyon Road, Suite 150 Irvine, California 92618 (949) 453-0150

Dear Stockholder:

Alsius encourages you to vote. Please send us your vote as soon as possible. Stockholders can also vote at the Annual Meeting on July 16, 2008.

Consolidated Mailing of Proxy Materials and Elimination of Duplicates

A single proxy statement and annual report will be delivered to multiple shareholders having the same last name and address, unless contrary instructions have been received from an affected shareholder. If you are a shareholder who shares the same last name and address as other shareholders of Alsius and would like to receive a separate copy of current or future proxy statements and annual reports, please send a written request to Alsius Corporation, Attn: Alsius Shareholder Services, 15770 Laguna Canyon Road, Suite 150, Irvine, CA 92618. If you share the same last name and address as multiple shareholders and you would like Alsius to send only one copy of future proxy statements, annual reports and other materials, please contact us at the above address.

Your vote is important. Thank you for voting.

 DETACH PROXY CARD HERE

The Board of Directors recommends a vote “FOR” the following actions.

1. Election of Class A Directors

☐	FOR all nominees	☐	WITHHOLD for all nominees	☐	WITHHOLD for the following only: (write the name of the nominee in the space below)

2. Ratification of the appointment of Deloitte & Touche, LLP as our independent registered public accounting firm for the year ending December 31, 2008.

☐	FOR	☐	AGAINST	☐	WITHHOLD

ALL PROPOSALS TO BE ACTED UPON ARE PROPOSALS OF THE BOARD. IF ANY OTHER BUSINESS IS PROPERLY PRESENTED AT THE MEETING, INCLUDING, AMONG OTHER THINGS, CONSIDERATION OF A MOTION TO ADJOURN THE MEETING TO ANOTHER TIME OR PLACE IN ORDER TO SOLICIT ADDITIONAL PROXIES IN FAVOR OF THE RECOMMENDATIONS OF THE BOARD, THIS PROXY SHALL BE VOTED BY THE PROXYHOLDERS IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD.

Unless “AGAINST” or “WITHHOLD” is indicated, the Proxy will be voted “FOR” proposals 1 and 2.
					Mark box at right if you plan to attend the Annual Meeting		☐

						Mark box at right if an address change	☐

The undersigned hereby ratifies and confirms all that said attorneys and Proxyholders, or either of them, or their substitutes, shall lawfully do or cause to be done by virtue hereof, and hereby revokes any and all proxies heretofore given by the undersigned to vote at the Annual Meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and the Proxy Statement accompanying said notice.

						SIGNATURE 1	DATE

						SIGNATURE 2 (JOINT OWNER)	DATE

Note: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such.